PEERLESS CONSULTING SERVICES AGREEMENT

This Consulting Services Agreement (the “Agreement”) is entered into as of December 1, 2008, (“Effective Date”) by and between Peerless Systems Corporation, having its principal place of business at 2381 Rosecrans Avenue, El Segundo, CA 90245 (“Peerless”) and Jeffrey Wald, having his principal place of business at 175 East 96th Street, Apartment 285, New York, NY 10128 ("Consultant").

THE PARTIES HEREBY AGREE:

1.	Scope of Agreement.

During the term of this Agreement, Consultant will perform services for Peerless as outlined in the Work Authorization in the form of Appendix A attached hereto and incorporated by reference herein. This Agreement comprises the contract between Peerless and Consultant.  References throughout this Agreement to "Peerless" shall mean Peerless Systems Corporation, and all of its subsidiary and affiliated companies.

2.	Performance of Services.

Consultant agrees to perform the services for Peerless described in a Work Authorization (the "Services") at the place and during the period specified in the Work Authorization, unless sooner terminated as provided in this Agreement.  During the performance of the Services, the Strategic Committee of the Board of Directors of Peerless (“Strategic Committee”), primarly through its Chairman,  will act as the Peerless liaison with Consultant.  Consultant will be paid for the Services as described in the Work Authorization.  Consultant agrees to use its best efforts to provide such services as described in a Work Authorization.  Consultant shall adhere to Peerless’ rules and policies, including but not limited to Peerless’ Code of Conduct.

3.	Payment.

Consultant agrees to submit to Peerless invoices on a monthly basis.  Peerless shall reimburse Consultant for reasonable travel, living or other expenses which have been authorized in advance in writing by Peerless, are in compliance with Peerless’ standard expense reimbursement policy and are incurred in connection with the performance of Services.  Such expenses shall be itemized on Consultant's invoices and supported with receipts.  Peerless shall pay such invoices within 30 days of actual receipt.

4.	Peerless Property.

(a)      Consultant acknowledges that all of the information that he learns in his capacity as a consultant constitutes proprietary information and trade secrets which are the property of Peerless (“Peerless Property”).  Consultant shall exercise all precautions commensurate with its highest standards for the protection of its own trade secrets and proprietary information to insure that the Peerless Property is not disclosed;

(b)           Consultant shall not use the Peerless Property for the benefit of any third party or permit any third party to install or use the Peerless Property.

(c)           Consultant shall not use the Peerless Property for internal production use, competitive analysis or benchmarking of any kind;

(d) All copies of the Peerless Property made by Consultant are and remain the property of Peerless and shall be conspicuously marked.

5.	Confidential Information.

Consultant agrees that the results of the Services and all information furnished to Consultant by or concerning Peerless, its products or activities, including without limitation, Proprietary Information (as defined in Appendix B) of Peerless and any third party and the terms of Consultant's compensation under this Agreement, will be subject to the Consultant's Nondisclosure Agreement, which is attached to this Agreement as Appendix B and incorporated by reference.

6.	Reports.

Consultant agrees that it will, during the term of this Agreement, provide weekly update reports to the Strategic Committee of the Board of Directors of Peerless. In addition, Consultant will keep Peerless advised as to Consultant's progress in performing the Services hereunder, and that it will, as requested by Peerless, prepare written reports with respect thereto.

7.	Conflicts of Interest.

           Consultant certifies that Consultant does not have any outstanding agreement or obligation that is in conflict with any of the provisions of this Agreement or that would preclude Consultant from complying with the provisions hereof.  Consultant agrees further not to enter into any Agreement with another party which conflicts with the terms and conditions of this Agreement.

8.	Extent of Services and Business Activities.

Consultant shall devote his full-time efforts to the business of Peerless and shall not devote time to other activities except (a) for activities involving Spinback or Work Market that are for no more than 5 hours per week and (b) with the prior written consent of the Strategic Committee.  Consultant covenants and agrees that for the term of this Agreement, Consultant shall not, whether as an executive, employee, consultant, agent, principal, partner, member, stockholder, corporate officer or director, or in any other individual or representative capacity, whether or not for compensation, engage in or participate in or render services to any other, provided however, that, notwithstanding the foregoing, Consultant (a) may invest in securities of any entity, solely for investment purposes and without participating in the business thereof, if (x) such securities are traded on any national securities exchange of the National Association of Securities Dealers, Inc. Automated Quotation System, and (y) Consultant does not, directly or indirectly, own two percent (2%) or more of any class of securities of such entity.

9.	Term and Termination.

This Agreement shall be effective as of the Effective Date set forth above.  Either party may terminate this Agreement with or without Cause upon thirty (30) days prior written notice to the other party.  If a default occurs, the non-defaulting party may immediately terminate this Agreement and may exercise any other remedy available to it under law or equity.  Remedies shall be cumulative and there shall be no obligation to exercise a particular remedy.  No delay or failure by either party shall constitute a waiver by any party of any right or rights under this Agreement.

10.	General.

10.1         This Agreement shall be governed by and construed in accordance with the laws of the State of New York (excluding conflict of laws principles) and the parties consent to jurisdiction of the State and Federal Courts of New York.

10.2         This Agreement constitutes the complete and exclusive statement of the Agreement between the parties concerning the subject matter of this Agreement (including Appendixes A and B and any Work Authorizations executed by both parties referencing this Agreement).  Peerless and Consultant agree that this agreement supersedes any prior agreements, proposals, or communications , written or oral, regarding this subject matter.  No representation or promise relating to and no amendment of this Agreement shall be binding unless it is in writing and signed by duly authorized representatives of both parties.  Notwithstanding the above, the parties acknowledge and agree that they may have entered into other separate agreements with each other.

10.3         In the event that any of the provisions contained in this Agreement are held to be unenforceable, this Agreement shall be construed without such provisions.

10.4         All notices or requests, including communications  and statements which are required or permitted under the terms of this Agreement, shall be in writing and shall be sent by telex or facsimile (and if confirmed by courier or mail), or sent by recognized commercial overnight courier, or mailed by United States registered or certified mail.

Notices shall be sent to the parties at the following addresses:

For Peerless:	Peerless Systems Corporation
2381 Rosecrans Avenue
El Segundo, CA 90245

For Consultant:	Jeffrey Wald
175 East 96thStreet, Apt 28D
New York, NY 10128

IN WITNESS WHEREOF, the parties have caused their authorized representatives to execute this Agreement as of the Effective Date above.

Peerless Systems Corporation		CONSULTANT:

By:	/s/ Timothy Brog	By:	Jeffrey Wald

Name:	Timothy Brog	Name:	Jeffrey Wald

Title:	Chairman of the Board	Title:

Date:	12/3/08	Date:	12/3/08

APPENDIX A
WORK AUTHORIZATION NO. 1

Primary Responsibilities
The Consultant will take responsibility for the generation and execution of investment opportunities for Peerless.  He/she will be responsible for leading efforts in the following essential areas:

•	development of business plans
•	modeling and financial analysis of investment and acquisition opportunities
•	development and maintenance of the Company’s pipeline of potential investments;
•	assessment of the financial and strategic condition of the individual targets pursued;
•	oversight of third-party consultants, if any, hired in the pursuit, diligence and execution of transactions;
•	oversight of structuring discussions and deal negotiations with interested parties;
•	preparation of reports and presentations to the Strategic Committee as well as the full Board of Directors, when appropriate; and,
•	management of closing activities in the event transactions are consummated.

COMMENCEMENT DATE OF SERVICES: December 1, 2008

DESCRIPTION OF CONSULTANT'S PAYMENT: $14,000 USD per month during the Term of the Agreement plus the possibility of a bonus payment the amount of such, if any, being at the sole discretion of the Board of Directors of Peerless.

MAXIMUM PAYMENT OBLIGATION OF PEERLESS UNDER
THIS WORK AUTHORIZATION:  $14,000 USD per month plus expenses as outlined in Exhibit C unless terminated in accordance with this Agreement

PEERLESS SYSTEMS CORPORATION		CONSULTANT:

By:	/s/ Timothy Brog	By:	/s/ Jeffrey Wald

Name:	Timothy Brog	Name:	Jeffrey Wald

Title:	Chairman of the Board	Title:

Date:	12/3/08	Date:	12/3/08